EXHIBIT 2

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), made and entered into as of this 30th day of December, 1996 by and between FAMILY STEAK HOUSES OF FLORIDA, INC., a corporation organized under the laws of the State of Florida (hereinafter referred to as the "Company") and LEWIS E. CHRISTMAN, JR. (hereinafter referred to as "Employee").

                              W I T N E S S E T H:

     WHEREAS, Employee and the Company wish for Employee to serve in the position of Chief Executive Officer of the Company; and

     WHEREAS, the Company and Employee have agreed upon an Employment Agreement and desire to reduce to writing its terms and conditions as hereinafter set forth, intending that this Employment Agreement will replace and supersede all prior agreements or understandings concerning Employee's employment.

     NOW, THEREFORE, in consideration of the premises, the parties hereto do hereby agree as follows:

     Section 1. Employment. Subject to the terms and conditions contained herein, the Company hereby employs Employee, effective upon the date hereof, as the Chief Executive Officer of the Company and Employee hereby accepts such employment and agrees to devote his best efforts and as much time as may be necessary, during or after the regular working hours of the Company, to perform his duties hereunder.

     Section 2. Employment Duties. During the term of this Agreement, the Employee shall perform the duties typically performed by the Chief Executive Officer of the Company, subject to direction of, and according to such policies and procedures as may be adopted from time to time by, the Board of Directors. The Employee shall report directly to the Board of Directors. Employee's duties and responsibilities shall not be materially diminished or reduced, without the consent of Employee.

     Section 3. Stock Option. In consideration of Employee's agreement to serve as Chief Executive Officer, the Company may from time to time grant him options to acquire shares of the Company's common stock. The award of any options shall be evidenced by an agreement containing usual and customary provisions.

     Section 4. Compensation

     4.1 Salary. Employee shall receive a salary from the Company of One Hundred Thirty Thousand Dollars ($130,000) per annum payable in semi-monthly installments, subject to increase at any time as determined by a majority of the disinterested members of the Compensation Committee of the Board of Directors of the Company.


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     4.2  Reimbursement.   Employee  shall  be  entitled  to  receive  bi-weekly
reimbursement for, or seek direct payment by the Company of, such reasonable expenses incurred by Employee as are consistent with specific policies of the Company in the performance of his duties under this Agreement, provided that Employee accounts therefor in writing and that such expenses are ordinary and necessary business expenses of the Company for federal income tax purposes.

     4.3 Vacation and Certain Fringe Benefits. Employee shall be entitled to reasonable paid vacation in accordance with the policies of the Company, and such other employee benefits as the Board may fix from time to time; provided, however, that, in the Employee's case, such employee benefits shall include comprehensive medical, hospitalization and disability insurance and other reasonable medical benefits in accordance with the policies of the Company, including the cost of an annual physical examination.

     4.4 Automobile. The Company shall provide a bi-annual allowance of up to Twenty Thousand Dollars ($20,000) (the "Allowance Amount") for the Employee's purchase of a new or used automobile. The automobile shall be titled in the name of Employee and shall remain Employee's property upon any termination of this Agreement. If the automobile selected by Employee has a purchase price in excess of the Allowance Amount, Employee shall be responsible for all amounts in excess of the Allowance Amount. Furthermore, during the term of this Agreement, the Company shall pay the expense of reasonable insurance for such automobile (including, but not limited to collision, liability, comprehensive and uninsured motorist coverage).

     Section 5. Term.

     5.1 Duration. Unless sooner terminated in accordance with provisions for termination set forth under Subsections 5.2 or 5.3 below, this Agreement shall continue in full force and effect for a term ending on June 19, 1998, and shall thereafter renew for additional one year terms unless either party notifies the other at least 10 days prior to the end of any term.

     5.2 Termination for Cause. This Agreement may be terminated for cause as follows:

          (a) At the election of the Company, upon Employee's breach of any material provision of this Agreement;

          (b) At the election of Employee, upon the Company's breach of any material provision of this Agreement;

          (c) Upon the death of Employee;

          (d) At the election of either party, upon the total disability of Employee to perform his normal duties for a period of one hundred eighty
     (180) consecutive days, but only after the Company provides ten (10) days' prior written notice to Employee;

          (e) At the election of the Company, upon the indictment of Employee or upon Employee entering a plea of guilty or nolo contendere to the alleged commission by Employee,


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     as  principal,   accomplice  or  accessory,  of  a  crime  involving  moral turpitude, or an act of fraud, embezzlement or dishonesty; or

          (f) At the election of the Company, upon the occurrence of gross or willful misconduct by Employee in the performance of his responsibilities hereunder during the course of employment.

In the event that the Company or the Employee elects to terminate this Agreement because of a breach of any material provision hereof pursuant to paragraph (a) or (b) of this Subsection 5.2, respectively, the party electing to terminate this Agreement shall give at least fourteen (14) days written notice to the other party or its intention to terminate this Agreement, which notice shall specify the breach of this Agreement upon which such termination is based, and no such termination shall occur if the other party cures the breach so specified within said fourteen (14) day period, except that a party shall only have the opportunity to cure a breach of a material provision on two occasions and thereafter that party need not be given the opportunity to cure any further material breaches.

     All obligations of the Company under this Agreement, including obligations under the stock option agreement contained in Section 3 hereof, shall immediately cease upon termination of this Agreement by the Company for cause by the Company.

     5.3 Termination Without Cause. Either party may terminate this Agreement without cause upon giving 30 days written notice to the other. If the Company elects to terminate this Agreement without cause, then the parties agree that Employee shall be entitled to receive, in a lump sum, the payments due him under
Section 4.1 for the remaining term of this Agreement, which amount shall be in full satisfaction of any and all claims of Employee as a result of his employment by the Company. Should the Employee elect to terminate this Agreement without cause prior to the expiration hereof, then all obligations of the Company hereunder shall cease as of the date of termination.

     Section 6. Notice. All notices provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, first class, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

          (a)  If to the Company:

               Family Steak Houses of Florida, Inc.
               2113 Florida Boulevard
               Neptune Beach, Florida 32266




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          (b)  If to the Employee:

               Lewis E. Christman, Jr.
               2113 Florida Boulevard
               Neptune Beach, Florida 32266

     Section 7. Miscellaneous.

     7.1 If any provision or any part of any provision of this Agreement is found not to be valid for any reason, such provision shall be entirely severable from, and shall have no effect upon the remainder of this Agreement.

     7.2 This Agreement shall inure to the benefit of the Company, its successors and assigns, and be binding upon the Employee, his executor, administrator, heirs and personal representatives.

     7.3 This Agreement may be modified only by written instrument signed by each of the parties hereto.

     7.4 This Agreement shall be construed under and governed by the laws of the State of Florida.

     7.5 Any failure of either party, on one or more occasions, to enforce and require the strict compliance with and performance of any of the terms and conditions of this Agreement shall not constitute a waiver of any such terms or conditions at any future time and shall not prevent such party from insisting on the strict compliance with and performance of such terms and conditions at any later time.

     7.6 This Agreement comprises the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, undertakings, covenants or conditions concerning the subject matter hereof, whether oral or written, express or implied, that are not merged herein or superseded hereby.

     7.7 The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

     7.8 All payments to be made or benefits to be provided hereunder by the Company shall be subject to reduction for any applicable payroll-related or withholding taxes.




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     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the day and year first above written.

                                            FAMILY STEAK HOUSES OF FLORIDA, INC.


                                            By:/s/Robert J. Martin
                                               ---------------------------------
                                               Robert J. Martin, Vice President

Attest:

/s/Michael J. Walters
------------------------------
Michael J. Walters, Secretary


                                            EMPLOYEE:
                                                 /s/Lewis E. Christman, Jr.
                                                 ------------------------------
                                                     Lewis E. Christman, Jr.